EXHIBIT 99.1

NEWS RELEASE

For Release on February 8, 2013	Contact: Frank Romejko
4:00 PM (ET) (925) 302-1014	Vice President of Finance / Interim Chief Financial Officer

Giga-tronics Reports Third Quarter FY 2013 Results

San Ramon, CA – February 8, 2013 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $865,000 or $0.17 per fully diluted share for the quarter ended December 29, 2012.  This compares with a net loss of $2,613,000 or $0.52 per fully diluted share for the comparable period a year ago. Net sales increased 41% to $3,946,000 in the third quarter of fiscal 2013 compared to $2,799,000 in the third quarter of fiscal 2012. Gross margin increased by $2,074,000 over the same quarter last year. Operating expenses increased 15% or $323,000 in the third quarter of fiscal 2013 over fiscal 2012 primarily due to a $434,000 (or 58%) increase in product development expenses to invest in new instrument products and expenses associated with a previously announced restructuring totaling $99,000, which were partially offset by reduced selling, general, and administrative expenses.  Orders decreased 10% in the third quarter of fiscal 2013 to $2,247,000 from $2,500,000 for the third quarter of fiscal 2012. The decrease in orders is primarily related to a decrease in switch orders which is a business characterized by large periodic orders.

Net loss for the nine month period ended December 29, 2012 was $2,636,000 or $0.52 per fully diluted share. This compares with a net loss of $3,952,000 or $0.79 per fully diluted share for the comparable period a year ago. Net sales increased 10% to $11,409,000 in the first nine months of fiscal 2013 compared to $10,382,000 in the first nine months of fiscal 2012. Gross margin increased by $2,012,000 over the comparable period last year. Operating expenses increased 11% or $692,000 in the first nine months of fiscal 2013 over fiscal 2012 primarily due to a $1,099,000 increase (or 53%) in product development expenses to more aggressively invest in new instrument products and expenses associated with a restructuring totaling $283,000 . Orders increased 40% in the first nine months of fiscal 2013 to $14,745,000 from $10,513,000 for the first nine months of fiscal 2012. The increase in orders is primarily related to orders received from the U.S. government and from prime contractors.

Backlog at December 29, 2012 was $7.2 million (approximately $6.1 million shippable within one year) as compared to $3.8 million (approximately $3.8 million shippable within one year) at December 31, 2011.
Cash and cash equivalents at December 29, 2012 were $2,421,000 compared to $2,096,000 as of September 29, 2012 and $2,365,000 at March 31, 2012.

Mr. John Regazzi, the Company’s CEO stated, “The operating losses for the third quarter and the first nine months of fiscal 2013 reflect our continued commitment to investing in new product development.  Nearly half of the reported operating loss is due to these expenses, which we believe are necessary in order to position the Company to achieve future revenue growth and profitability”.

Mr. Regazzi continued, “The balance of the reported loss is the result of insufficient sales volume relative to our fixed infrastructure. To address this issue, the company has committed to combining its Microsource division within its San Ramon headquarters to achieve greater capacity utilization and efficiencies. The move continues on schedule towards a May 1, 2013 completion date with projected benefits of both significant future cost savings and better alignment of our infrastructure costs with anticipated sales volume”.

Mr. Regazzi concluded, “This has been a challenging period as we turn the Company’s primary focus toward new high performance synthesizer markets.  We have restructured the management team, worked continuously towards reducing future expenses, and invested in a significant new product program all at the same time.  I believe we will begin to see the benefits of these changes starting in May 2013 with improved gross margins following the relocation of the Microsource division and I anticipate Giga-tronics will return to profitability following the introduction of the new microwave product in fiscal 2014.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial (855) 410-0553 or (646) 583-7389 and enter PIN Code 169920#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”. The conference call discussion reflects management’s views as of February 8, 2013 only.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, backlog, shipments, revenue growth, improved gross margins, timing of move, and projected savings. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)	December 29, 2012	March 31, 2012
Assets
Current assets:
Cash and cash-equivalents	$2,421	$2,365
Trade accounts receivable, net of allowance
of $53 and $96, respectively	1,776	1,270
Inventories, net	4,151	4,700
Prepaid expenses and other current assets	294	328
Total current assets	8,642	8,663

Property and equipment, net	667	611
Other assets	-	16
Total assets	$9,309	$9,290

Liabilities and shareholders' equity
Current liabilities:
Line of credit	$975	$-
Accounts payable	805	613
Accrued commission	88	129
Accrued payroll and benefits	776	739
Accrued warranty	137	210
Deferred revenue	1,263	7
Deferred rent	76	59
Capital lease obligations	64	20
Other current liabilities	312	318
Total current liabilities	4,496	2,095
Long term obligations - deferred rent	365	433
Long term obligations - capital lease	106	15
Total liabilities	4,967	2,543
Commitments
Shareholders' equity:
Preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; 0 shares at
December 29, 2012 and March 31, 2012 issued and outstanding
Series B - designated 10,000 shares; 9,997 shares at
December 29, 2012 and March 31, 2012 issued
and outstanding; (liquidation preference of $2,309)	1,997	1,997
Common stock of no par value;
Authorized - 40,000,000 shares; 5,029,747 shares at
December 29, 2012 and March 31, 2012 issued and outstanding	15,053	14,822
Accumulated deficit	(12,708)	(10,072)
Total shareholders' equity	4,342	6,747
Total liabilities and shareholders' equity	$9,309	$9,290

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Month Periods Ended		Nine Month Periods Ended
	December 29,	December 31,	December 29,	December 31,
(In thousands except per share data)	2012	2011	2012	2011
Net sales	$3,946	$2,799	$11,409	$10,382
Cost of sales	2,342	3,269	6,892	7,877
Gross margin	1,604	(470)	4,517	2,505

Operating expenses:
Engineering	1,179	745	3,159	2,060
Selling, general and administrative	1,187	1,397	3,703	4,393
Restructuring	99	-	283	-
Total operating expenses	2,465	2,142	7,145	6,453

Operating loss	(861)	(2,612)	(2,628)	(3,948)

Interest expense, net	(4)	(1)	(6)	(2)
Loss before income taxes	(865)	(2,613)	(2,634)	(3,950)
Provision for income taxes	-	-	2	2
Net loss	$(865)	$(2,613)	$(2,636)	$(3,952)

Loss per share - basic	$(0.17)	$(0.52)	$(0.52)	$(0.79)
Loss per share - diluted	$(0.17)	$(0.52)	$(0.52)	$(0.79)

Weighted average shares used in per share calculation:
Basic	5,029	5,024	5,029	5,008
Diluted	5,029	5,024	5,029	5,008